Exhibit 99.1

HEARTWARE® INTERNATIONAL ANNOUNCES ACQUISITION OF CIRCULITE®, INC.

- Acquisition expands HeartWare’s technology platform into partial support for less sick patients –

- Investor Conference Call on Monday, December 2, 2013 at 8:00 a.m. U.S. EST -

Framingham, Mass. and Teaneck, N.J., December 1, 2013 – HeartWare International, Inc. (Nasdaq: HTWR), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced that it has acquired CircuLite®, Inc. – developer of the SYNERGY® Circulatory Support System, designed to treat less sick, ambulatory, chronic heart failure patients who are not yet inotrope-dependent.

According to the terms of the merger agreement, HeartWare has acquired all of the issued and outstanding equity interests of CircuLite for consideration of $30 million, consisting of approximately $18 million in HeartWare common stock and cash of approximately $12 million to settle CircuLite’s debt and transaction expenses, plus certain contingent success payments due upon satisfaction of regulatory and commercial milestones not to exceed $320 million in the aggregate over a ten-year period.

“The partial-support system developed by CircuLite represents the industry’s most intriguing platform for the treatment of patients with earlier stage heart failure,” said Doug Godshall, President and CEO at HeartWare. “CircuLite has pioneered the partial-assist approach and demonstrated that this technique can significantly enhance the quality of life for this group of patients, which is believed to be a substantially larger population than the end-stage heart failure patients that HeartWare currently treats with our full-support Ventricular Assist Devices (VADs). CircuLite’s next generation endovascular system, which will be implanted collaboratively by cardiologists and surgeons in a hybrid cath lab setting, offers an extremely compelling interventional approach to circulatory support. While our HVAD® and MVAD® Systems offer minimally invasive treatment to end-stage heart failure patients, the SYNERGY platform offers even less invasive and ultimately interventional options to earlier-stage heart failure patients.”

The SYNERGY Surgical System, which received CE Marking in the European Union in 2012, is designed for long-term support and is intended to reduce the heart’s workload while improving blood flow to vital organs. Approximately the size and weight of a AA battery, the CE marked SYNERGY Surgical System is implanted through a right, mini-thoracotomy procedure and does not require a sternotomy or cardiopulmonary bypass. With this approach, the inflow cannula is placed in the left atrium, and the outflow graft is attached to the subclavian artery. CircuLite’s proprietary micro-pump is then placed in a pacemaker-like pocket and attached to the inflow cannula and outflow graft, which connects to a wearable, external controller and battery pack.

The system is currently undergoing an upgrade to resolve issues that arose post commercial release. Surgical System sales are expected to resume in a controlled fashion following regulatory approval to re-launch the system in Europe and will focus on building experience at a small number of centers of excellence, refining training techniques and implementing additional system upgrades in advance of a full rollout.

“The SYNERGY system is a novel entrant in the partial-support space for treating patients with earlier stage heart failure,” said Dr. Martin Strueber, of the University Heart Center Leipzig in Leipzig, Germany. “To date, there is no viable option for those patients who have used biventricular pacemakers without success and who are not yet sick enough for a VAD or cardiac transplantation. Having implanted SYNERGY systems and witnessed the marked benefits to my patients and increased referrals I received for both full and partial mechanical support, I look forward to technological advancements to the system and a restored availability for patients. Longer-term, the endovascular approach, which we have explored extensively in Leipzig in partnership with our cardiology colleagues, is truly exciting and holds considerable promise.”

“We are confident that HeartWare’s technical, regulatory, sales and marketing capabilities will have a profound impact on enabling the SYNERGY system to reach its full potential,” said Daniel Burkhoff, M.D., Ph.D., Chief Medical Officer at CircuLite. “There is considerable opportunity for the current SYNERGY system, and through continued investment and innovation, we believe we could expand the circulatory support market with the launch of a groundbreaking, endovascular treatment for patients with earlier stage heart failure.”

“The team at CircuLite created the SYNERGY Endovascular System in collaboration with several leading cardiologists and received approval to commence a feasibility study earlier this year. We look forward to commencing an investigation of this elegant device, as we believe it has the potential to vastly expand the mechanical support market by bringing cardiologists into the implant procedure for the first time,” Mr. Godshall added.

Under the terms of the merger agreement, CircuLite securityholders may be entitled to receive additional clinical and commercial success payments, upon achievement of specified regulatory and revenue-based milestones.

Potential regulatory milestone payments include:

•	$20 million payable in HeartWare common stock upon full European re-launch of the SYNERGY Surgical System;

•	Up to $75 million payable in cash or HeartWare common stock upon CE Mark of the SYNERGY Endovascular System; and

•	$50 million payable in cash or HeartWare common stock upon U.S. FDA Pre-Market Application approval of the SYNERGY Endovascular System.

Potential revenue-based success payments include:

•	Up to $15 million payable in cash or HeartWare common stock when the 12-month trailing sales of the SYNERGY Surgical System reach $30 million;

•	$85 million payable in cash or HeartWare common stock upon achievement of the 12-month trailing sales of $250 million of SYNERGY Systems (surgical or endovascular); and

•	Up to $75 million (subject to adjustment) in royalties on sales of surgical and endovascular CircuLite products payable in cash or HeartWare common stock.

The total upfront and earnout consideration is subject to certain performance criteria, and cannot exceed $350 million. All consideration may only be earned through the eighth anniversary of the closing of the transaction, with the exception of the milestone payment based on trailing sales of $250 million, which may be earned through the tenth anniversary. Any payments made in HeartWare common stock, including the upfront consideration, are calculated using a 60-day volume weighted average price.

This transaction was approved by the Board of Directors of HeartWare and Board of Directors and shareholders of CircuLite.

Perella Weinberg Partners acted as financial advisor to HeartWare. Credit Suisse served as financial advisor to CircuLite.

Investor and Analyst Conference Call and Webcast

HeartWare will hold a conference call with slide presentation to discuss the transaction on Monday, December 2, 2013 at 8 a.m. EST. The conference call may be accessed by dialing 1-877-941-4774 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the U.S., please dial +1-480-629-9760. The slide presentation may be accessed by logging onto the live webcast through the weblink below.

A live webcast of the call may be accessed in the Investor section of HeartWare’s website at http://ir.heartware.com/. A replay of the webcast will be available through the above weblink immediately following completion of the call.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 37 countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market.

HEARTWARE, HVAD, MVAD and HeartWare logos are registered trademarks of HeartWare, Inc.

About CircuLite

CircuLite is developing disruptive solutions to improve the treatment of heart failure. The Company –whose manufacturing operations are based in Aachen, Germany – focuses on technology that works in conjunction with the heart to enhance clinical outcomes and improve quality of life. SYNERGY, which received CE Mark in 2012, features the smallest surgically-implanted blood pump for long-term use in ambulatory chronic heart failure patients not responding to optimal medical treatment. The company is developing a portfolio of minimally-invasive systems based on its proprietary micro-pump platform, including an interventional cardiology system, a right-heart system and a pediatric system that have not yet been submitted for FDA clearance. For more information, visit our website at www.circulite.net.

CircuLite® and SYNERGY® are registered trademarks of CircuLite, Inc. in the United States.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to costs and benefits to be achieved from the transaction, the progress of clinical trials, regulatory status, research and development activities and the technological potential and commercial success of the Synergy System.

Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For additional HeartWare information:	For additional CircuLite information
Christopher Taylor	Gail Farnan, RN
HeartWare International, Inc.	CircuLite, Inc.
Email: ctaylor@heartwareinc.com	Email: gfarnan@circulite.com
Phone: +1 508 739 0864	Phone: +1 555 221 4993

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